Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 23, 2010)	Registration No. 333-162582
ALEXZA PHARMACEUTICALS, INC.
Common Stock
     This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 23, 2010 (the “Prospectus”), as supplemented and amended by that certain Prospectus Supplement No. 1 dated October 26, 2010 (“Supplement No. 1”), that forms a part of our Registration Statement on Form S-3 (Registration No. 333-162582), relating to the to the offer and sale of up to 15,403,324 shares of our common stock, which includes up to 7,296,312 shares of our common stock issuable upon the exercise of warrants, by the selling stockholders listed on page 6 of the Prospectus, as amended by Supplement No. 1, including their donees, pledgees, transferees or other successors-in-interest. We will not receive any proceeds from any resale of the shares of common stock being offered by the Prospectus, Supplement No. 1 and this prospectus supplement. We will, however, receive the net proceeds of any warrants exercised for cash.
     This prospectus supplement should be read in conjunction with the Prospectus and Supplement No. 1. This prospectus supplement updates and supplements the information in the Prospectus and Supplement No. 1. If there is any inconsistency between the information in the Prospectus, Supplement No. 1 and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and Supplement No. 1, including any amendments or supplements thereto.
     Our common stock is traded on the Nasdaq Global Market under the trading symbol “ALXA.” On March 11, 2011, the last reported sale price of our common stock was $1.27 per share.
     Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference into the Prospectus under the heading “Risk Factors” contained on page 4 of the Prospectus, and under similar headings in the other documents that are filed after the date of the Prospectus and incorporated by reference therein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of the Prospectus, Supplement No. 1 or this prospectus supplement. Any representation to the contrary is a criminal offense.
     We are filing this prospectus supplement to reflect the transfer by Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund and Wasatch Micro Cap Fund of warrants and the 368,461, 68,192 and 294,128 shares of common stock registered for such entities, respectively, that are issuable upon exercise of such warrants, pursuant to the Prospectus, effective March 8, 2011, to Warberg Opportunistic Trading Fund LP and Option Opportunities Corp. in the amounts set forth below. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on page 6 of the Prospectus, as amended and supplemented by Supplement No. 1, which such table, as so amended and supplemented, we refer to herein as the Selling Stockholder Table.
     The Selling Stockholder Table is hereby amended and supplemented by (i) deleting the references therein to Wasatch Funds, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Micro Cap Fund and Wasatch Funds Total, (ii) deleting the references therein to the shares held by Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Micro Cap Fund and Wasatch Funds Total, (iii) deleting the contents of footnote (4) therein and (iv) adding the selling stockholders identified in the table below and the related footnotes set forth below. For purposes of this prospectus supplement, the applicable percentage of ownership in the table below for each selling stockholder is based upon (x) an aggregate of 59,934,397 shares of our common stock issued and outstanding as of March 11, 2011 and (2) the shares of common stock issuable to such selling stockholder upon exercise of the warrants held by such selling stockholder.

	Number of Shares of		Number of Shares of
	Common Stock	Maximum Number of	Common Stock
	Beneficially Owned	Shares of Common	Beneficially Owned	Percentage Ownership
Selling Stockholder	Before the Offering	Stock to be Offered	After the Offering	After Offering
Warberg Opportunistic Trading Fund LP(30)	408,391	365,391	43,000	*
Option Opportunities Corp.(31)	408,390	365,390	43,000	*

*	Less than 1%.

(30)	Ownership is based upon information provided by Warberg Opportunistic Trading Fund LP on March 8, 2011. Warberg Asset Management LLC (“WAM”) is the general partner of Warberg Opportunistic Trading Fund LP. The managers of WAM are Daniel Warsh and Jonathan Blumberg. Each of WAM and its managers disclaims beneficial ownership of the securities, other than to the extent, if any, of its or his pecuniary interest therein.

(31)	Ownership is based upon information provided by Option Opportunities Corp. on March 8, 2011. Daniel Warsh and Jonathan Blumberg have, indirectly, voting and investment control over the warrants owned by Option Opportunities Corp. Each of Mr. Warsh and Mr. Blumberg disclaims beneficial ownership of these warrants except to the extent, if any, of their respective pecuniary interests therein.
The date of this prospectus supplement is March 15, 2011